Exhibit 23.3

December 22, 2005

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Commissioners:

We are aware that our reports dated May 4, 2005, August 3, 2005 and November 3, 2005 on our reviews of interim financial information of Barnes Group Inc. (the “Company’) for the three-month periods ended March 31, 2005 and 2004, for the three-month and six-month periods ended June 30, 2005 and 2004 and for the three-month and nine-month periods ended September 30, 2005 and 2004 and included in the Company’s quarterly report on Form 10-Q for the quarters then ended are incorporated by reference in its Registration Statement dated December 22, 2005.

Very truly yours,

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Hartford, CT